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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT


    We consent to the use in this Amendment No. 1 to Registration Statement No. 333-18263 of Suiza Foods Corporation on Form S-1 of our reports on the consolidated financial statements of Suiza Foods Corporation dated February 18, 1996 (February 29, 1996 as to Note 13); the combined financial statements of Pre-Acquisition Suiza-Puerto Rico dated April 15, 1994; the financial statements of Pre-Acquisition Velda Farms dated November 4, 1994; and the financial statements of Swiss Dairy, a Corporation, dated August 28, 1996, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP

Dallas, Texas


January 7, 1997